ASSETMARK FUNDS
ASSETMARK CORE PLUS FIXED INCOME FUND
REGISTRATION # 811-10267
ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
04/04/07	Time Warner Inc.	1,350,000	1,500,000,000	Wachovia Securities	ABN Amro, Citigroup Global Markets, DV Securities, Wachovia Securities and GS & Co.
08/08/07	Kraft Foods Inc.	425,000	1,500,000,000	DMG
Citigroup Global Markets, DB Securities, GS&Co., JPM Securities, ABN Amro, BNP Paribas, Dresdner Kleinwort, Lehman Brothers, Santander Investment Securities, Wachovia Capital Markets, Loop Capital, Samuel A. Ramirez & Co., Williams Capital Group

09/20/07	Tyco Electronics Group	325,000	800,000,000	UBS	BOA Securities, Citigroup Global Markets, DB Securities, Morgan Stanley, UBS Securities, GS&Co., Barclays Capital, BNP Paribas, JP Morgan, Lehman Brothers